As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1747686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

CHARGEPOINT HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

CHARGEPOINT HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Rex S. Jackson

Chief Financial Officer

240 East Hacienda Avenue

Campbell, CA 95008

Tel: (408) 841-4500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Young Jeffrey R. Vetter Alexa Belonick Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, California 94063 Tel: (650) 463-5335 Fax: (650) 618-3286	Rebecca Chavez, General Counsel ChargePoint Holdings, Inc. 240 East Hacienda Avenue Campbell, CA 95008 Tel: (408) 841-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement is filed by ChargePoint Holdings, Inc. (the “Registrant”) for the purpose of registering additional shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) under the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan pursuant to the provisions of such plans that provide for automatic annual increases in the number of shares reserved for issuance thereunder. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on May 27, 2021 (File No. 333-256566) to the extent not superseded hereby.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 4, 2022;

(2)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on March 1, 2022 and March 2, 2022 (other than the portions of these documents not deemed to be filed); and

(3)

the description of the Registrant’s Common Stock contained in Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 4, 2022, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Our Second Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws also provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 01-39004), filed with the Commission on March 1, 2021).

4.2	Certificate of Change of Registered Agent and/or Registered Office, effective as of April 1, 2022 (incorporated by reference to Exhibit 3.3 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

4.3	Amended and Restated Bylaws of the Registrant, effective as of March 31, 2022 (incorporated by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

*5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

*23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of PricewaterhouseCoopers LLP.

99.1	ChargePoint Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

99.2	ChargePoint Holdings, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to Registrant’s Annual Report on Form 10-K (File No. 001-39004), filed with the Commission on April 4, 2022).

*107	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on April 4, 2022.

CHAREGEPOINT HOLDINGS, INC.
By	/s/ Pasquale Romano
Name	Pasquale Romano
Title	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pasquale Romano and Rex S. Jackson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pasquale Romano	Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2022
Pasquale Romano

/s/ Rex S. Jackson	Chief Financial Officer (Principal Financial Officer)	April 4, 2022
Rex Jackson

/s/ Henrik Gerdes	Chief Accounting Officer (Principal Accounting Officer)	April 4, 2022
Henrik Gerdes

/s/ Roxanne Bowman	Director	April 4, 2022
Roxanne Bowman

/s/ Elaine Chao	Director	April 4, 2022
Elaine Chao

/s/ Bruce Chizen	Director	April 4, 2022
Bruce Chizen

/s/ Axel Harries	Director	April 4, 2022
Axel Harries

/s/ Jeffrey Harris	Director	April 4, 2022
Jeffrey Harris

Signature	Title	Date

/s/ Susan Heystee	Director	April 4, 2022
Susan Heystee

/s/ Mark Leschly	Director	April 4, 2022
Mark Leschly

/s/ Michael Linse	Director	April 4, 2022
Michael Linse

/s/ G. Richard Wagoner, Jr.	Director	April 4, 2022
G. Richard Wagoner, Jr.